EXHIBIT 99.2

SIRNA THERAPEUTICS TO REPORT 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS ON FEBRUARY 18, 2005 CONFERENCE CALL SCHEDULED FOR WEDNESDAY, FEBRUARY 23, 2005

BOULDER, Colo., Feb 15, 2005 -- Sirna Therapeutics, Inc. (Nasdaq: RNAI) announced today that it will release fourth quarter and full year financial results for the period ended December 31, 2004 before market open on Friday, February 18, 2005 with an accompanying conference call on Wednesday, February 23, 2005 at 11:00 a.m. EST.

A live audio webcast of the call will be available online at the Company's corporate web site at http://www.sirna.com. Participants are urged to log on to the site several minutes prior to the scheduled start time to download and install any necessary audio software. The dial-in number for domestic U.S. listeners is (800) 289-0743; international callers may dial (913) 981-5546. After the call, an audio webcast replay will be available on Sirna's web site through March 23, 2005. In addition, a dial-in replay of the call will also be maintained through midnight, February 24, 2005 by dialing (888) 203-1112 or
(719) 457-0820 and entering conference reservation number 7471314.

ABOUT SIRNA THERAPEUTICS

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), chronic hepatitis, Huntington's disease, diabetes, asthma, oncology, and hair removal. Sirna has initiated a Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly, Targeted Genetics and Archemix and a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com/ .

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


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SOURCE Sirna Therapeutics, Inc.

Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1-303-449-6500, or Media, Gregory Tiberend of The Ruth Group, +1-646-536-7005, gtiberend@theruthgroup.com for Sirna Therapeutics